		Exhibit 99(a)
HSBC Finance Corporation Household Affinity Funding Corporation III Household Affinity Credit Card Master Note Trust I, Series 2003-1

Original Class A Principal	451,750,000.00
Number of Class A Bonds (000's)	451,750.00
Original Class B Principal	30,000,000.00
Number of Class B Bonds (000's)	30,000.00
Original Class C Principal	18,250,000.00
Number of Class C Bonds (000's)	18,250.00

Distribution Date		2005 Total

CLASS A
Class A Principal Distribution		0.00
Class A Interest Distribution		15,189,744.76

CLASS B
Class B Principal Distribution		0.00
Class B Interest Distribution		1,139,518.50

CLASS C
Class C Principal Distribution		0.00
Class C Interest Distribution		859,738.34